Exhibit 10.11

ADVANCEPIERRE FOODS
RELOCATION REPAYMENT AGREEMENT

This Relocation Repayment Agreement (the “Agreement”) is between AdvancePierre Foods (hereinafter referred to as “APF”) and Jim Cough (hereinafter referred to as “Employee”).

WHEREAS, In the course of Employee’s employment with APF, it is mutually agreed that it would be in the best interest of both parties for Employee to relocate.

WHEREAS, In order to sell his current home immediately, Employee will incur losses in excess of the amounts covered under APFs standard relocation policy.

WHEREAS, APF is willing to pay part or all of such losses so long as Employee continues his employment.

NOW, THEREFORE, APF and Employee agree as follows:

1.              APF will make a Forgivable Loan to Employee in the amount of one hundred thousand dollars ($100,000), in addition to the current APF relocation policy benefits. The Forgivable Loan will accrue interest in arrears on the unpaid principal balance at an annual rate equal to the mid-term adjusted Applicable Federal Rate (“AFR”) for annual compounding as published by the Internal Revenue Service on the date hereof and to be reset each year hereafter on the anniversary date.

2.              In return, Employee agrees to repay principal together with accrued interest on the Forgivable Loan in accordance with the following conditions:

a.         If Employee remains continuously employed by APF for more than three (3) years from the date he receives the proceeds of the Forgivable Loan (“Date of Loan”), he shall have no obligation to repay the Forgivable Loan, but will be personally and solely responsible for any taxes incurred as a result of APF’s agreement to forgo repayment;

b.         Employee agrees to repay APF the full amount of the Forgivable Loan if he voluntarily terminates employment with APF prior to the third anniversary of the Date of Loan or is “Terminated for cause” within the three-year period from the Date of Loan. “Termination for cause” shall mean a termination of employment that results from a) a willful violation by Employee of any law, rule, or regulation which violation results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, or b) the conviction or commission of or the entry of a guilty plea or plea of no contest to any felony or to any other crime involving moral turpitude by Employee. “Termination for cause” does not include change in control, office closings, or job eliminations. Employee will have fourteen (14) days from date of resignation or Termination for cause to make repayment;

c.          If prior to completion of three (3) years of continuous service commencing from the Date of Loan, a transaction occurs that results in the vesting and acquisition of restricted shares granted to Employee in connection with the Restricted Share Award

Agreement dated November 11, 2013 by and between Employee and Pierre Foods Holding Corporation, he shall have the obligation to repay fifty percent (50%) of the Forgivable Loan and related accrued outstanding, but will be personally and solely responsible for any taxes incurred as a result of APF’s agreement to forgo repayment of any amounts; and

d.         Employee shall have the right, but not the obligation, to repay any or all of the Forgivable Loan at any time.

3.              This Agreement does not in any way alter Employee’s employment at will status with APF. Employee acknowledges that despite this Agreement, he is and remains able to terminate his employment at any time, for any reason, and APF retains that same right.

4.              Employee agrees to provide APF evidence of the home sale losses.

5.              Employee agrees that any amount owing to APF under this Agreement may, at APF’s discretion, be deducted from any monies owing by APF to Employee, including any salary, wages, bonuses, vacation pay, or severance pay, and that any excess of such amounts owing to APF, beyond any amounts deducted, shall be paid within fourteen (14) days after separation of employment, after which interest at the maximum legal rate on any unpaid balance shall be due and owing by Employee, together with all costs (including collection costs) and attorney’s fees which are incurred by APF in the collection of such amounts.

6.              Employee understands that a signed copy of this Relocation Repayment Agreement must be returned to APF’s Human Resources Department before he receives the benefits.

ADVANCEPIERRE FOODS		JIM CLOUGH

By:	/s/ Michael B. Sims		/s/ James L. Clough
	(Signature)		(Signature)

Name:	Michael B. Sims		James L. Clough
	(Typed or printed)		(Typed or printed)

Title:	CFO	Title:	President - FS

Date:	10/14/2014	Date:	10/14/2014

To be filled out at the time of termination.

Date terminated:	Reason(s) for termination:

AdvancePierre Foods to be repaid $ in full by:
Amount Date